UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

October 24, 2003

Dear fellow stockholders:

I am pleased to invite you to our 2003 annual meeting of stockholders. This year’s meeting, which will be the 20th since our founding in 1982, will be held on Wednesday, December 3, 2003 at 10:00 a.m., local time, at our executive offices located at 300 American Road, Morris Plains, New Jersey. The annual meeting is an excellent opportunity to learn more about our research and development efforts as well as our product pipeline of therapeutic and diagnostic product candidates. I hope you will make every effort to join us at our annual meeting.

On the pages after this letter you will find the notice of our 2003 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for our fiscal year that ended June 30, 2003.

Your vote at this meeting is important. Whether or not you plan to attend the meeting, I hope you will vote as soon as possible. If you are a stockholder of record, you may vote over the Internet or by mailing the enclosed proxy card in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in “street name”—that is, held for your account by a broker or other nominee—you will receive instructions from the holder of record, that you must follow for your shares to be voted.

With many thanks for your ongoing support and continued interest in Immunomedics, I am

Sincerely yours,

CYNTHIA L. SULLIVAN

President and Chief Executive Officer

IMMUNOMEDICS, INC.

300 American Road

Morris Plains, New Jersey 07950

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

Date		Wednesday, December 3, 2003

Time		10:00 a.m., local time

Place		300 American Road, Morris Plains, New Jersey 07950

Proposals	1.	Elect six directors to serve for a term of one year until the 2004 Annual Meeting of Stockholders;

	2.	Ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent public accountants for the fiscal year ending June 30, 2004; and

	3.	Consider any other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

Record Date		Only stockholders of record at the close of business on the record date, October 8, 2003, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment of the meeting.

Stock Transfer Books		The stock transfer books will remain open between the record date and the date of the Annual Meeting. A complete list of stockholders entitled to vote will be available from our Secretary at our executive offices for a period of ten days before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR PROXY BY ACCESSING THE INTERNET SITE AND FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

On behalf of the Board of Directors,

PHYLLIS P. PARKER, Secretary

October 24, 2003

i

IMMUNOMEDICS, INC.

300 American Road

Morris Plains, New Jersey 07950

www.immunomedics.com

PROXY STATEMENT—2003 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information about the 2003 annual meeting of stockholders of Immunomedics, Inc., a Delaware corporation, including any postponements or adjournments of the meeting. The meeting will be held at our executive offices located at 300 American Road, Morris Plains, New Jersey 07950, on Wednesday, December 3, 2003 at 10:00 a.m., local time. In this proxy statement, we sometimes refer to Immunomedics, Inc. and our consolidated subsidiaries as “Immunomedics,” “the Company,” “we” or “us.”

We are sending you this proxy statement and related materials in connection with the solicitation of proxies by our Board of Directors.

Our Annual Report for our fiscal year ended June 30, 2003 was first mailed to stockholders, along with these proxy materials, on or about October 27, 2003.

Our Annual Report on Form 10-K for the year ended June 30, 2003 is available on the Internet at our website at www.immunomedics.com or through the SEC’s electronic data system called EDGAR at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you without charge, either write to our Investor Relations Department, Immunomedics, Inc., 300 American Road, Morris Plains, N.J. 07950, or e-mail Investor Relations at investor@immunomedics.com.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR PROXY BY ACCESSING THE INTERNET SITE AND FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

VOTING PROCEDURES

WHO CAN VOTE?

Each share of our common stock that you owned as of the close of business on October 8, 2003, the record date for the 2003 annual meeting, entitles you to one vote on each matter to be voted upon at the annual meeting. On the record date, there were 49,883,193 shares of Immunomedics common stock issued and outstanding.

HOW DO I VOTE?	If your shares are registered directly in your name, you may vote:

•	Over the Internet. Go to the website of our tabulator, www.voteproxy.com. Use the voter control number that is printed on the enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

•	By Mail. Complete and sign the enclosed proxy and mail it in the enclosed postage prepaid envelope to American Stock Transfer and Trust Company. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In Person at the Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held for your account by a broker or other nominee) you may vote:

•	Over the Internet. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	In Person at the Meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

HOW CAN I CHANGE MY VOTE?	You may revoke your proxy and change your vote at any time before the meeting. To do this, you must do one of the following:

•	Vote over the Internet as instructed above. Only your latest Internet vote is counted.

•	Sign and date a new proxy and submit it as instructed above.

•	Attend the meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet or return your proxy. If you have misplaced your proxy you may obtain another by contacting American Stock Transfer and Trust Company at 1-877-777-0800, or writing them at 59 Maiden Lane, New York, NY 10038.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either: vote your shares on routine matters, or leave your shares unvoted. Proposal 1, the election of directors, and Proposal 2, the ratification of auditors, are each considered routine matters. Nonetheless, we encourage you to provide voting instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have more than one account, which may be at the transfer agent, with stockbrokers or otherwise. Please vote over the Internet, or complete and return all proxies for each account to ensure that all of your shares are voted.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A majority of our outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the stockholder votes over the Internet, completes and submits a proxy or is present in person at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the meeting will be adjourned until we obtain a quorum.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER AND HOW ARE VOTES COUNTED?	Proposal 1—Election of Directors

To elect each director, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the director. Abstentions are not counted for purposes of electing directors. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Withholding authority to vote for a nominee for director is similar to an abstention and will have no effect on the outcome of the vote, as it will not be counted as a vote cast. If you wish to vote AGAINST a nominee for director, please write in such nominee’s name in the space provided on the proxy card.

Proposal 2—Ratify the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending June 30, 2004.

To approve Proposal 2, stockholders holding a majority of Immunomedics common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. An abstention will have no effect on the outcome of the vote, as it will not be counted as a vote cast.

If your broker holds your shares in its name or in “street name,” the broker will be entitled to vote your shares on both Proposal 1 and Proposal 2, even if it does not receive instructions from you, since such matters are considered routine. This is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the vote on Proposal 1 or Proposal 2.

The inspector of election appointed for the 2003 Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, will tabulate all votes.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?	Our Board of Directors recommends that you vote:

•	FOR Proposal 1—elect our six nominees to the Board of Directors for a one-year term ending at the 2004 Annual Meeting of Stockholders or such time as their respective successors are duly elected and qualified; and

•	FOR Proposal 2—ratify the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending June 30, 2004.

ARE THERE OTHER MATTERS TO BE VOTED ON AT THE MEETING?

We do not know of any other matters that may come before the annual meeting other than the election of directors and ratification of auditors. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?	We will announce preliminary voting results at the meeting. We will publish final results in our quarterly report on Form 10-Q for the second quarter of 2004, which we are required to file with the

Securities and Exchange Commission on or before February 14, 2004. To request a printed copy of the Form 10-Q please write to Investor Relations, Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950, or e-mail Investor Relations at investor@immunomedics.com You will also be able to find a copy on the Internet through our website at www.Immunomedics.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

WHO WILL PAY THE COSTS OF SOLICITING THESE PROXIES?

We will pay the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

HOW CAN I RECEIVE FUTURE PROXY STATEMENTS AND ANNUAL REPORTS OVER THE INTERNET INSTEAD OF RECEIVING PRINTED COPIES IN THE MAIL?

This proxy statement and our Annual Report on Form 10-K for the year ended June 30, 2003 are available on our Internet site at www.Immunomedics.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving printed copies in the mail. If you are a stockholder of record, you can choose this option when you vote over the Internet and save us the cost of producing and mailing these documents. If you are a stockholder of record and choose to view future proxy statements and annual reports over the Internet, you will receive a proxy in the mail next year with instructions containing the Internet address to access those documents. If your shares are held through a broker or other nominee, you should check the information provided by them for instructions on how to elect to view future proxy statements and annual reports over the Internet.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board has nominated six people to serve as members of the Board of Directors until the 2004 Annual Meeting of Stockholders. Each nominee currently serves as a member of the Board.

The Board of Directors recommends a vote FOR the nominees named below.

At a regularly scheduled meeting on September 23, 2003, our Board of Directors voted to nominate Dr. David M. Goldenberg, Ms. Cynthia L. Sullivan, Dr. Morton Coleman, Dr. Marvin E. Jaffe, Ms. Mary E. Paetzold and Mr. Richard R. Pivirotto for re-election at the 2003 Annual Meeting of Stockholders, in each case to serve until the 2004 Annual Meeting of Stockholders, or such later date as their respective successors have been elected and qualified, or until their earlier death, resignation or removal. Set forth below are their ages as of September 30, 2003, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, and the names of other public companies in which they serve as a member of the board of directors.

The persons named in the enclosed proxy will vote to elect as directors the six nominees listed below, unless you indicate on the proxy that your vote should be withheld from, or that you wish to vote against, any or all of these nominees. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

NOMINEES FOR DIRECTORS

Dr. David M. Goldenberg	Principal occupation: Chairman of the Board of Directors and Chief Strategic Officer, Immunomedics, Inc.

Age: 65	Prior business experience:

Director since: 1982	• Founded Immunomedics in 1982.

Executive Committee Nominating and Board Governance Committee

•     Chief Executive Officer from July 1982 through July 1992; February 1994 through May 1998; and July 1999 through March 2001.

•     Chief Scientific Officer from March 2001 to June 2003.

•     Also serves concurrently as the President and Trustee of the Center for Molecular Medicine and Immunology, an independent, non-profit research center.

•     Also serves concurrently as the Chairman of the Board of IBC Pharmaceuticals, Inc.

Cynthia L. Sullivan	Principal occupation: President and Chief Executive Officer, Immunomedics, Inc.

Age: 47	Prior business experience:

Director since: 2001	• Joined Immunomedics in 1985.

Executive Committee Nominating and Board Governance Committee

•      President and Chief Executive Officer since March 2001.

•      Previously served as President from December 2000 to March 2001; and as Executive Vice President and Chief Operating Officer from June 1999 to December 2000.

•      Concurrently serves as Acting President of IBC Pharmaceuticals, Inc.

Public company directorships: Digene Corp., a leader in molecular diagnostics and women’s health diagnostic markets.

Dr. Morton Coleman	Principal occupation: Clinical Professor of Medicine

Age: 64	Prior business experience:

Director since: 2000 Research and Development Committee Nominating and Board Governance Committee	• Director of the Center for Lymphoma and Myeloma in the Division of Hematology Oncology since 1997, at New York Presbyterian Hospital—Cornell Medical Center.
• Clinical Professor of Medicine at the Weill Medical College of Cornell University since 1986.

Dr. Marvin E. Jaffe	Principal occupation: Healthcare consultant

Age: 67	Prior business experience:

Director since: 1994	• Healthcare consultant 1994 to present.

Audit Committee Research and Development Committee Nominating and Board Governance Committee

•      President, RW Johnson Pharmaceutical Research Institute from August 1988 until March 1994.

Public company directorships: Celltech Group, plc and Allos Therapeutics, Inc., both biopharmaceutical companies.

Mary E. Paetzold	Principal occupation: Consultant

Age: 54	Prior business experience:

Director since: 2001	• Consultant since 2000.

Audit Committee Compensation Committee Finance Committee

•      Vice President, Chief Financial Officer, Secretary, Treasurer and a member of the Board of Directors of Ecogen, Inc., from 1994 to 2000.

•      Served as both audit partner, as well as SEC reviewing partner, at KPMG LLP prior to 1994.

Public company directorships: Orthovita, Inc., a leader in the development of synthetic biologically active tissue products.

Richard R. Pivirotto	Principal occupation: Management Consultant

Age: 73	Prior business experience:

Director since: 1991 Executive Committee Audit Committee Compensation Committee Finance Committee	• President of Richard R. Pivirotto Company, Inc., an independent management consulting firm since 1981.

•     Previously served as President and Chairman of Associated Dry Goods Corp., a chain of retail department stores, of which he also served as a Director until 1986.

Public company directorships: General American Investors Company, Inc., The New York Life Insurance Company and The Greenwich Bank & Trust Co.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ELECT OUR SIX NOMINEES TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM.

PROPOSAL 2—RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee, with the approval of the Board of Directors, has selected the firm of Ernst & Young LLP as our independent public accountants for the fiscal year ending June 30, 2004. Ernst & Young LLP has been employed by us to audit our consolidated financial statements since July 2002.

Ernst & Young LLP has advised our audit committee that it is “independent” of us within the meaning of Rule 2-01 of SEC Regulation S-X, as amended by the SEC on November 21, 2000.

A description of the services provided by Ernst & Young, and the fees we paid for such services, can be found under the heading “Independent Auditors” on page 32 of this proxy statement.

The affirmative vote of a majority of the shares voted at the Annual Meeting is required to ratify the appointment of our independent public accountants. In the event the stockholders do not ratify Ernst & Young LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

A representative of Ernst & Young LLP is expected to be present at our Annual Meeting. This representative will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2004.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 8, 2003 for: (i) the executive officers named in the Summary Compensation Table on page 20 of this proxy statement; (ii) each of our directors and director nominees; (iii) all of our current directors and executive officers as a group; and (iv) each stockholder known by us to own beneficially more than five percent (5%) of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities.

The Securities and Exchange Commission deems shares of common stock that may be acquired by an individual or group by December 7, 2003 (60 days after October 8, 2003) pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other stockholder shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage ownership is based on 49,883,193 shares of common stock outstanding on October 8, 2003.

	Shares Beneficially Owned***
Names and addresses**	Number	Percent
Dr. David M. Goldenberg(1)	7,805,832	15.2%
Cynthia L. Sullivan(2)	7,868,042	15.8%
Dr. Morton Coleman(3)	294,000	*
Dr. Marvin E. Jaffe(4)	72,700	*
Richard R. Pivirotto(5)	92,500	*
Mary E. Paetzold(6)	17,050	*
Dr. Ivan D. Horak(7)	30,000	*
Gerard G. Gorman(8)	52,500	*

All Directors and Executive Officers as a group (8 persons)(9)	8,579,421	16.6%

FMR Corp.(10)	4,987,700	10.0%
82 Devonshire Street
Boston, MA 02109

OrbiMed Advisors LLC(11)	2,591,000	5.2%
767 Third Avenue, 30th Floor
New York, NY 10017

Deborah S. Orlove(12)	3,020,450	6.1%
200 L Street N.W., Suite 675
Washington, D.C. 20036

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
**	Except as noted, the address of each of the stockholders listed in the above table who own more than five percent of our common stock is c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. All information in the table is based upon reports filed with the Securities and Exchange Commission or upon the 2003 Questionnaire for Directors, Officers and Five Percent Stockholders submitted to us in connection with the preparation of this proxy statement.
***	Included with each share of common stock is a Preferred Share Purchase Right to acquire one one-thousandth of a share of our Series G Junior Participating Preferred Stock, par value $0.01 per share, which Preferred Share Purchase Rights are not presently exercisable.
(1)

Consists of (i) 2,633,199 shares held by Dr. Goldenberg; (ii) 12,743 shares held by Ms. Sullivan, Dr. Goldenberg’s wife; (iii) 10,000 shares held jointly by Dr. Goldenberg and Ms. Sullivan; (iv) 2,593,836 shares held by Dr. Goldenberg as beneficial owner of two grantor retained annuity trusts; (v) 1,000,000 shares held by the David M. Goldenberg Millennium Trust; (vi) 34,725 shares held by our majority-owned subsidiary, IBC Pharmaceuticals, Inc., of which Dr. Goldenberg is a director; (vii) 11,200 shares as to which Ms. Sullivan has voting or dispositive power as custodian of her children or as trustee for a trust for their benefit; (viii) 987,500 shares which may be acquired by Dr. Goldenberg upon exercise of options to purchase shares of common stock; (ix) 370,000 shares which may be acquired by Ms. Sullivan upon exercise of options to purchase shares of common stock; and (x) 152,629 shares as to which Dr. Goldenberg has sole voting power pursuant to an agreement with Hildegard Gruenbaum Katz (his former wife). Dr. Goldenberg disclaims beneficial ownership with respect to an aggregate of 1,581,297 shares as listed in items (ii), (v), (vi), (vii), (ix), and (x) of the previous sentence.

(2)	Consists of (i) 12,743 shares held by Ms. Sullivan; (ii) 2,633,199 shares held by Dr. Goldenberg, Ms. Sullivan’s husband; (iii) 10,000 shares held jointly by Dr. Goldenberg and Ms. Sullivan; (iv) 2,593,836 shares held as a trustee of two grantor retained annuity trusts for the benefit of Dr. Goldenberg; (v) 1,000,000 shares held by the David M. Goldenberg Millennium Trust; (vi) 34,725 shares held IBC Pharmaceuticals, Inc., of which Ms. Sullivan is President; (vii) 11,200 shares to which Ms. Sullivan has voting or dispositive power as custodian of her children or as trustee for a trust for their benefit; (viii) 987,500 shares which may be acquired by Dr. Goldenberg upon exercise of options to purchase shares of common stock; (ix) 370,000 shares which may be acquired by Ms. Sullivan upon exercise of options to purchase shares of common stock; and (x) 214,839 shares held as trustee of Escalon Foundation. Ms. Sullivan disclaims beneficial ownership with respect to an aggregate of 6,475,299 shares as listed in items (ii), (iv), (vi), (vii), (viii) and (x) of the previous sentence.
(3)	Consists of (i) 60,250 shares held by Dr. Coleman’s wife; (ii) 43,750 shares held by certain of his children; and (iii) 190,000 shares, which may be acquired by him upon the exercise of options to purchase shares of common stock.
(4)	Consists of 200 shares held directly by Dr. Jaffe and 72,500 shares, which may be acquired by him upon the exercise of options to purchase shares of common stock.
(5)	Represents shares, which may be acquired upon the exercise of options to purchase shares of common stock.
(6)	Consists of 3,300 shares held by Ms. Paetzold in her individual retirement account and 13,750 shares, which may be acquired by her upon the exercise of options to purchase common stock.
(7)	Represents shares, which may be acquired by him upon the exercise of options to purchase shares of common stock.
(8)	Represents shares, which may be acquired upon the exercise of options to purchase shares of common stock.
(9)	See Notes 1-8 above.
(10)	This information is based solely on a Schedule 13G filed on February 13, 2003 with the Securities and Exchange Commission.
(11)	This information is based solely on a Schedule 13G filed on February 14, 2003 with the Securities and Exchange Commission.
(12)	Consists of (i) 482,651 shares held by Ms. Orlove; (ii) 183,000 shares held by Escalon Corporation, of which she serves as a director; (iii) 214,839 shares held as trustee of Escalon Foundation; (iv) 1,860,568 shares held as trustee of four trusts for Dr. Goldenberg’s other children and grandchildren; and (v) 279,372 shares as to which Ms. Orlove has voting or dispositive power as custodian of her children or as a trustee of a trust for their benefit. Ms. Orlove disclaims beneficial ownership of all shares except to the extent she holds a pecuniary interest.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that in order for Immunomedics to achieve real business success while also creating value for our stockholders, it is essential that we maintain a commitment to excellence in corporate governance and an environment of the highest ethical standards. Our Board of Directors is committed to high governance standards and to continually work to improve them. During the past year we have reviewed our corporate governance practices with particular care in light of the Sarbanes-Oxley Act of 2002. We also reviewed with our outside accountants, legal counsel and other professional advisors the recently released rules of the Securities and Exchange Commission, as well as other proposed SEC rules and regulations and pending Nasdaq listing requirements. We have also compared our governance practices against those identified as best practices by various authorities and other public companies. As a result, we have implemented several new procedures and strengthened several existing procedures.

Role of Our Board of Directors

Our Board of Directors currently consists of six members, although we regularly seek additional qualified candidates to consider joining the Board. The Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board oversees Immunomedics’ long and short term strategic and business planning, and conducts a year-long process that culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

Members of the Board keep informed about our company’s business and operations through discussions with the Chairman and other members of our senior management team, by reviewing materials provided to them on a regular basis as well as in preparation for Board and Committee meetings, and by actively participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, including our clinical and pre-clinical development programs. We also make it a practice to introduce our senior executives to the Board so that the Board can become familiar with our key talent. From time to time we also conduct Board education sessions on topics such as recent developments in corporate finance and Sarbanes-Oxley requirements.

In fiscal 2003, the Board of Directors met six times, and the various committees of the Board met a total of 18 times. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which such director served.

Business Ethics and Compliance

Our Audit Committee and the Board of Directors has recently completed the development of a company-wide ethics awareness program and an enhanced compliance program. We intend to post a newly revised Code of Business Conduct on our website shortly.

Independence of Non-Employee Directors

Good corporate governance requires that a majority of the Board consist of members who are independent. There are different measures of director independence—independence under Nasdaq rules, under Section 16 of the Securities Exchange Act of 1934 and under Section 162(m) of the Internal Revenue Code of 1986. Our Board has recently reviewed information about each of our non-employee directors and determined that we do have a majority of independent directors on our Board.

Committees of the Board

The Board currently has six standing committees: an Audit Committee; a Compensation Committee; a Finance Committee; a Nominating and Board Governance Committee; a Research and Development Committee; and an Executive Committee. The Board is also empowered to appoint from time to time ad hoc committees to address specific matters, but did not elect to do so in fiscal 2003.

AUDIT COMMITTEE

Members	Responsibilities	Meetings in Fiscal 2003
Dr. Jaffe, Ms. Paetzold & Mr. Pivirotto	The Audit Committee consists entirely of independent directors as defined by the NASD’s listing standards. Its primary functions are to assist the Board of Directors in monitoring the integrity of our financial statements, our systems of internal control, and the appointment, independence and performance of our independent auditors. The Committee is responsible for pre-approving any engagements of our independent auditors for non-audit services. The Committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports and our ethics and compliance processes.	6

	The Audit Committee meets from time to time with Immunomedics’ independent auditors without management present. In addition to regular Committee meetings, representatives of management, the independent auditors and the Chairman of the Audit Committee (with other Audit Committee members also invited to participate) meet once each quarter to review the financial statements prior to the public release of earnings.

	Please see also the Audit Committee Report below.

COMPENSATION COMMITTEE

Members	Responsibilities	Meetings in Fiscal 2003
Ms. Paetzold & Mr. Pivirotto	The Compensation Committee consists entirely of independent directors as defined under Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. Its primary responsibilities are to oversee compensation and employee benefit matters and management performance. The Compensation Committee reviews and determines the salaries for corporate officers and key employees and reviews and determines, by grade levels, employees who are eligible to participate in our incentive compensation plans. The Compensation Committee also oversees management of the 2002 Stock Option Plan, including the granting and certain terms of stock options, and all other compensation and benefit plans. The committee also oversees salary grade administration for all our employees, which is used for establishing merit increases and starting salaries for new employees and is the basis for compensation reviews for all officers, including the Chief Executive Officer. When deemed appropriate, the Compensation Committee also consults with independent outside advisors for guidance on executive compensation issues.	4

	Please see also the Compensation Committee Report on Executive Compensation below.

FINANCE COMMITTEE

Members	Responsibilities	Meetings in Fiscal 2003
Ms. Paetzold & Mr. Pivirotto	The Finance Committee also consists entirely of independent directors as defined by the NASD’s proposed listing standards. Its primary responsibilities are to oversee all issues involving our liquidity as well as our capital needs, including our equity and debt offerings and our capital expenditures. The Committee meets with senior management each year to review the capital expenditures budget. The Committee also meets with our chief financial officer as well as our outside financial advisors to discuss conditions in the capital markets in order to regularly assess opportunities for the Company to raise additional debt or equity capital.	4

NOMINATING AND BOARD GOVERNANCE COMMITTEE

Members	Responsibilities	Meetings in Fiscal 2003
Dr. Goldenberg, Ms. Sullivan, Dr. Coleman & Dr. Jaffe	The Nominating and Board Governance Committee is responsible for Board governance issues. The Committee also recommends individuals to serve as directors and will consider nominees recommended by stockholders. Due to the relatively small size of our Board of Directors, the entire Board addressed these issues in fiscal 2003. The Nominating and Board Governance Committee, or the full Board of Directors acting in such capacity, will consider nominees recommended by our stockholders for election to the Board of Directors at the 2004 Annual Meeting of Stockholders, provided that any such recommendation is submitted in writing, not less than 60 nor more than 120 days before the anniversary date of the 2003 Annual Meeting of Stockholders, to the Nominating and Board Governance Committee, c/o the Secretary of Immunomedics, at our principal executive offices, accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and evidence of the consent of the proposed nominee to serve. In recommending candidates, the Nominating and Board Governance Committee seeks individuals who possess broad training and experience in business, finance, law, government, medicine, immunology, molecular biology, management or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board of Directors as a whole.	0

EXECUTIVE COMMITTEE

Members	Responsibilities	Meetings in Fiscal 2003
Dr. Goldenberg, Ms. Sullivan & Mr. Pivirotto	The Executive Committee may exercise, when the Board of Directors is not in session, all powers of the Board of Directors in the management of Immunomedics’ business and affairs to the extent permitted by law, our By-laws and as specifically granted by the Board of Directors. Due to the relatively small size of our Board of Directors, the entire Board addressed these issues in fiscal 2003.	0

RESEARCH AND DEVELOPMENT COMMITTEE

Members	Responsibilities	Meetings in Fiscal 2003
Dr. Coleman & Dr. Jaffe	The Research and Development Committee oversees all of our research and development programs, and in addition to reviewing budgets and plans for preclinical as well as clinical trials, meets regularly with our Chief Scientific Officer concerning our product candidate pipeline.	4

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Ms. Paetzold and Mr. Pivirotto. No member of the Compensation Committee was at any time during fiscal 2003, or formerly, an officer or employee of Immunomedics, or any subsidiary of Immunomedics. No executive officer of Immunomedics has served as a director or member of the board of directors or the compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of or member of our Board of Directors or our Compensation Committee.

Indemnification of Officers and Directors

We indemnify our directors and officers to the fullest extent permitted by law for their acts and omissions in their capacity as a director or officer of Immunomedics, so that they will serve free from undue concerns for liability for actions taken on behalf of Immunomedics. This indemnification is required under our corporate charter. We also maintain an insurance policy intended to help us meet our obligations under our indemnification covenants.

DIRECTOR COMPENSATION

We do not pay directors who are also Immunomedics employees any additional compensation for their service as a director. We do compensate our non-employee directors for their service as a director.

The Executive Committee of the Board of Directors recently reviewed the compensation we pay to our non-employee directors, which had not previously been adjusted in several years. The Committee compared our compensation to the compensation paid to independent directors by public companies in comparable businesses with whom we would expect to compete in recruiting qualified candidates. The Committee also considered the responsibilities we ask our Board members to assume and the amount of time required to perform those responsibilities. The Executive Committee approved an increase in compensation for our non-employee directors beginning January 1, 2004, which was subsequently ratified by our Board of Directors. Below we show the rate of compensation paid to our non-employee directors in fiscal 2003 and the rate approved beginning January 1, 2004.

In addition to these changes in director compensation, Mr. Richard R. Pivirotto, a member of our Board of Directors since 1991, was elected to serve as the Lead Outside Director for which he will be entitled to receive additional compensation as described below.

Cash Compensation

Each director who is not an employee of Immunomedics receives:

Fees*	Fiscal 2003	Fiscal 2004**	For each:
Basic retainer:	$10,000	$15,000	Fiscal year

Lead Outside Director	n/a	$5,000	Fiscal year

Chairman of the Audit and Compensation Committees (each)	n/a	$2,500	Fiscal year

Attendance:	$1,000	$1,500	Board meeting

	$500	$500	Board meeting by conference telephone

	$1,000	$1,500	Board committee meeting attended in person held on days when the Board does not meet

	$500	$500 if less than one hour, or $1,000	Board committee meeting by conference telephone

*	We also reimburse non-employee directors for reasonable travel and out-of-pocket expenses in connection with their service.
**	Effective January 1, 2004.

Stock Compensation

Our non-employee directors also participate in Immunomedics’ 2002 Stock Option Plan. Each such director receives an automatic grant of 10,000 shares on the first business day of our fiscal year, and is eligible to receive an additional grant as determined by the Compensation Committee, subject to the approval of the entire Board of Directors. The exercise price of options granted under the 2002 Plan is equal to the last reported sale price of our common stock as quoted on the Nasdaq National Market on the date of grant.

Each option terminates upon the earlier to occur of ten years after the date of grant or three months after the director ceases to be a member of the Board of Directors, although this three-month period is extended to one year in the event of disability or death.

Compensation Paid to Non-Employee Directors during Fiscal 2003

This table shows the compensation paid to our non-employee directors for their Board service during fiscal 2003. In addition to the formula grant of an option for 10,000 shares to each director under our 2002 Stock Option Plan, on July 1, 2002, each of our independent directors was granted an additional option to purchase 10,000 shares of Immunomedics common stock at a purchase price of $4.94 per share.

Name	Fiscal 2003 Cash Compensation	Number of shares underlying options granted		Option exercise price per share	Option grant date
Morton Coleman, M.D.	$14,500	100,000	(1)	$4.94	7/01/02
Marvin E. Jaffe, M.D.	$15,000	20,000		$4.94	7/01/02
Mary E. Paetzold	$16,500	20,000		$4.94	7/01/02
Richard R. Pivirotto	$15,000	20,000		$4.94	7/01/02

(1)	This includes the issuance of 80,000 fully vested options at a purchase price of $4.94 per share in consideration for consulting services to Immunomedics in addition to his work as a member of the Board of Directors.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers, including their ages as of September 30, 2003, their offices with us and their principal occupations or employment for the past five years. With the exception of Dr. Goldenberg and Ms. Sullivan, whose employment agreements are described in greater detail below, all of our executive officers are at-will employees.

Name	Age	Position(s) with the Company
Cynthia L. Sullivan	47	President and Chief Executive Officer
Dr. David M. Goldenberg	65	Chairman of the Board and Chief Strategic Officer
Dr. Ivan D. Horak	52	Executive Vice President, Research and Development
Gerard G. Gorman	52	Vice President, Finance, and Chief Financial Officer
Joseph E. Mullaney III, Esq.	45	Vice President and General Counsel

Ms. Cynthia L. Sullivan has been employed by Immunomedics since October 1985, and has served as our President and Chief Executive Officer since March 2001. She previously served as President from December 2000 to March 2001 and as Executive Vice President and Chief Operating Officer from June 1999 to December 2000. Prior to joining Immunomedics, Ms. Sullivan was employed by Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson. Ms. Sullivan’s educational background includes: a B.S. from Merrimack College, North Andover, Massachusetts, followed by a year of clinical internship with the school of Medical Technology at Muhlenberg Hospital, Plainfield, New Jersey, resulting in a M.T. (ASCP) certification in 1979. Ms. Sullivan completed a M.S. degree in 1986 from Fairleigh Dickinson University, where she also received her M.B.A. in December 1991. Ms. Sullivan also serves as President of our majority owned subsidiary, IBC Pharmaceuticals, Inc. In September 2002, Ms. Sullivan was elected to serve as a member of the Board of Directors of Digene Corp., a company that develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases.

Dr. David M. Goldenberg founded Immunomedics in July 1982, and has served continuously since that time as the Chairman of our Board of Directors. He also currently serves as our Chief Strategic Officer, having been our Chief Scientific Officer from June 2001 to June 2003. Dr. Goldenberg previously served as our Chief Executive Officer from July 1982 through July 1992, from February 1994 through May 1998 and from July 1999 through March 2001. He also serves as Chairman of the Board of Directors of IBC Pharmaceuticals, Inc., a subsidiary of Immunomedics. Dr. Goldenberg is a graduate of the University of Chicago College and Division of Biological Sciences (B.S.), the University of Erlangen-Nuremberg (Germany) Faculty of Natural Sciences (Sc.D.), and the University of Heidelberg (Germany) School of Medicine (M.D.). He has written or co-authored more than 1,500 journal articles, book chapters and abstracts on cancer research, detection and treatment, and has researched and written extensively in the area of radioimmunodetection and radioimmunotherapy using radiolabeled antibodies. In addition to his position with Immunomedics, Dr. Goldenberg is President of the Center for Molecular Medicine and Immunology, an independent non-profit research center, and its clinical unit, the Garden State Cancer Center. In 1985 and again in 1992, Dr. Goldenberg received an “Outstanding Investigator grant” award from the National Cancer Institute for his work in radioimmunodetection, and in 1986 he received the New Jersey Pride Award in Science and Technology. Dr. Goldenberg was honored as the ninth Herz Lecturer of the Tel Aviv University Faculty of Life Sciences. In addition, he received the 1991 Mayneord 3M Award and Lectureship of the British Institute of Radiology and in 2002, the Elis Bervin Lectureship from the Swedish Medical Society and the Swedish Oncology Society for his contributions to the development of radiolabeled monoclonal antibodies used in the imaging and treatment of cancer. The International Society for Oncodevelopmental Biology and Medicine also named Dr. Goldenberg the co-recipient of the 1994 Abbott Award.

Dr. Ivan D. Horak joined our company as Executive Vice President for Research and Development in May 2002 and was appointed Chief Scientific Officer in July 2003. Prior to that time, Dr. Horak was employed by

Pharmacia as a Vice President for Clinical Oncology, where he helped to direct the global development of oncology compounds from 1999 to 2002. From 1996 to 1999, Dr. Horak held a variety of clinical research positions at Janssen Research Foundation, a subsidiary of Johnson & Johnson, including Director, Research & Development. From 1986 to 1995, Dr. Horak was with the National Cancer Institute. Dr. Horak received his M.D. degree from the University of Komenius, Bratislava, Czechoslovakia. In addition to serving on the editorial board of Cancer Research, Dr. Horak is active in a number of scientific and medical societies, including the American Association for Cancer Research, American Society of Hematology, and American Society of Clinical Oncology.

Gerard G. Gorman has served as our Vice President, Finance, and Chief Financial Officer since September 2001. Prior to that time, Mr. Gorman was employed by the Animal Health Division of Pfizer Inc., where he was Vice President, Finance and Information Technology and Chief Financial Officer since September 1996. While at Pfizer, he directed strategic and long-range financial planning as well as negotiations related to acquisitions, divestitures and outsourcing of support operations. Mr. Gorman previously held a variety of other senior positions at Pfizer, including: Senior Director, Corporate Treasury Operations; Director, Administration—International Pharmaceuticals Group; Director, Finance/Assistant Treasurer International; and Manager, Benefit Financing/Senior Financial Analyst. Mr. Gorman completed a B.A. in economics from Fairfield University and received his M.B.A. from Adelphi University. Mr. Gorman also serves as a member of the Board of Directors of the Northern Ireland Children’s Enterprise.

Joseph E. Mullaney III, Esq., joined Immunomedics in August 2003 as Vice President and General Counsel. He was previously a partner in the Boston office of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., where he continues to be Of Counsel. Prior to joining Mintz Levin in 1999, Mr. Mullaney had been a partner in the corporate department at Hale and Dorr. He began his legal career at the law firm of Skadden Arps Slate Meagher and Flom. Before practicing law full time, Mr. Mullaney worked for a number of public and private investment banking firms in New York. Active in a number of civic and charitable organizations in Boston, including the Boston Municipal Research Bureau and Bridge Over Troubled Waters, Mr. Mullaney is also a member of the Board of Directors of Wentworth Laboratories, Inc., a leading manufacturer of semiconductor testing devices. Mr. Mullaney received his undergraduate degree from the College of the Holy Cross and his J.D. cum laude from Boston College Law School.

Dr. Goldenberg and Ms. Sullivan are husband and wife. In addition, Dr. Horak is married to a member of our research and development staff. There are no other family relationships between directors, executive officers or other employees.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the three fiscal years ended June 30, 2003 to (1) our Chief Executive Officer, and (2) our three next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2003.

	Fiscal Year	Annual Compensation						Long-Term Compensation		All Other Compensation($)(2)
Name, Principal Position		Salary($)		Bonus($)		Other Annual Compensation($)		Securities Underlying Options(#)(1)
Cynthia L. Sullivan	2003	500,000		100,000		7,920		200,000		2,500
President and	2002	374,695		150,000		7,410		250,000		2,500
Chief Executive Officer	2001	228,301		137,500	(3)	7,200		200,000		3,875

Dr. David M. Goldenberg	2003	455,000	(4)	85,000		106,600	(7)	200,000		335,555	(10)
Chairman and	2002	330,000	(4)	75,000	(5)	107,110	(7)	200,000	(8)	304,588	(10)
Chief Strategic Officer	2001	300,000	(4)	125,000	(6)	106,600	(7)	150,000	(9)	185,405	(10)

Dr. Ivan D. Horak	2003	325,000		80,000		—		40,000		—
Executive Vice President, R&D, Chief Scientific Officer	2002	46,875	(11)	—		25,000	(12)	120,000		—

Gerard G. Gorman	2003	194,250		—		—		25,000		2,428
Vice President and Chief Financial Officer	2002	150,109	(13)	—		3,000		100,000		1,500

(1)	Represents options granted pursuant to our 1992 Stock Option Plan, and for options granted after December 5, 2001, pursuant to our 2002 Stock Option Plan.
(2)	Includes matching contributions made by us on behalf of each of the named executive officers under our 401(k) plan of up to $2,500 per fiscal year, although amounts paid in 2001 also include payments incurred during fiscal 2000 due to a change in the administration of the 401(k) plan.
(3)	Represents bonus paid on July 15, 2001 for fiscal year ended June 30, 2001.
(4)	Includes payments for Dr. Goldenberg’s services to IBC Pharmaceuticals in the amounts of $55,000 for fiscal 2003, $55,000 for fiscal 2002 and $35,000 for fiscal 2001.
(5)	Represents bonus paid on July 15, 2002 for fiscal year ended June 30, 2002.
(6)	Represents bonus paid on July 15, 2001 for fiscal year ended June 30, 2001.
(7)	Includes (i) royalty payments in the amount of $100,000 paid to Dr. Goldenberg pursuant to a patent license agreement and his employment agreement; and (ii) an expense allowance.
(8)	Represents non-qualified stock options granted on July 1, 2002 for fiscal year ended June 30, 2002.
(9)	Represents non-qualified stock options granted on July 2, 2001 for fiscal year ended June 30, 2001.
(10)	Includes the dollar value of (i) premiums paid by us with respect to life insurance policies maintained for the benefit of the Goldenberg Family Trust in the amount of $322,282 in fiscal 2003, $279,315 in of fiscal 2002 and $156,000 in fiscal 2001; and (ii) premiums paid by us with respect to life insurance policies maintained for the benefit of Dr. Goldenberg in the amount of $13,273 in fiscal 2003, $25,273 in of fiscal 2002 and $25,000 in fiscal 2001.
(11)	Dr. Horak’s employment began on May 13, 2002.
(12)	Represents a moving and relocation allowance.
(13)	Mr. Gorman’s employment began on September 10, 2001.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted during fiscal 2003 to each of the named executive officers.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	5%	10%
Cynthia L. Sullivan	200,000		18%	$7.62	6/11/13	$958,435	$2,428,864
Dr. David M. Goldenberg	200,000	(3)	18	4.94	7/01/12	621,348	1,574,618
	200,000		18	7.62	6/11/13	958,435	2,428,864
Dr. Ivan D. Horak	40,000		4	7.62	6/11/13	191,687	485,773
Gerard G. Gorman	10,000	(3)	1	4.94	7/01/12	31,067	78,731
	15,000		1	7.62	6/11/13	71,883	182,165

(1)	The options were granted pursuant to the Immunomedics, Inc. 2002 Stock Option Plan. The options granted to the named executive officers vest annually in four equal annual installments commencing one year from the date of grant. The exercise price of each option was equal to the closing market price of our common stock on the date of grant.
(2)	The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionee’s continued employment through the option period and the date on which the options are exercised.
(3)	Represents grant made on July 1, 2002 in respect of 2002 fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the exercises of options by each of the named executive officers during fiscal 2003. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2003 and the values of “in-the-money” options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of the common stock.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of the Unexercised In-The-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Cynthia L. Sullivan	—	—	345,000	525,000	$135,150	$21,000
Dr. David M. Goldenberg	—	—	900,000	575,000	1,767,000	278,000
Dr. Ivan D. Horak	—	—	30,000	130,000	1,400	4,200
Gerard G. Gorman	—	—	25,000	100,000	—	13,900

(1)	The value of unexercised “in-the-money” options at fiscal year end assumes a fair market value for our common stock of $6.33, the last sale price per share as reported by the Nasdaq National Market on June 30, 2003.

Retirement Plan

We maintain a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code. All of our employees are eligible to participate in the retirement plan and may, but are not obligated to, contribute a percentage of their salary to the retirement plan, subject to certain limitations. Each year, we may contribute to the retirement plan a percentage of each employee’s contribution to the retirement plan, which does not exceed 5.0% of the employee’s salary. We may also make an additional contribution to the retirement plan. Employee contributions vest immediately. Our contributions vest 20% after two years from the date of hire and, thereafter, at the rate of 20.0% per year for the following four years. A participant also becomes fully vested upon death, retirement at age 65 or if they become disabled while an employee. Benefits are paid following termination of employment or upon the occurrence of financial hardship. It is not possible to estimate the benefits that any participant may be entitled to under the retirement plan since the amount of such benefits will be dependent upon, among other things, our future contributions, future net income earned by the contributions and forfeitures upon future terminations of employment. For each of the last three fiscal years, we have not contributed to the retirement plan in excess of $2,500 per year for any of our executive officers.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Cynthia L. Sullivan

Employment Agreement. On March 20, 2001, we entered into an employment agreement with Cynthia L. Sullivan that sets forth the terms of her employment through March 9, 2006. During the term of her employment, we are obligated to pay Ms. Sullivan an annual base salary of no less than $275,000 and an annual bonus as determined by the Compensation Committee of our Board of Directors, which in no event shall be less than 20% of the base salary. Ms. Sullivan’s agreement also provides that she be awarded a minimum of 150,000 stock options annually on the anniversary of the employment agreement. Under her employment agreement, Ms. Sullivan may participate in all benefit plans and programs to the extent she is eligible including medical and life insurance.

Under the employment agreement, if Ms. Sullivan is terminated for Cause (as defined in the employment agreement), by reason of death, unavailability (as defined in the employment agreement), or by reason of voluntary resignation, then we shall pay Ms. Sullivan the base salary through such date of termination. If Ms. Sullivan is terminated for any other reason, then we shall continue for a period of four years Ms. Sullivan’s medical and life insurance and shall pay Ms. Sullivan the sum of (i) the highest base salary paid to Ms. Sullivan during any of the prior three years, (ii) the highest bonus paid to Ms. Sullivan during the prior three years and (iii) the stock options that Ms. Sullivan would have otherwise received during the period commencing on the termination date and ending on the later of twenty-four months from the termination date and March 9, 2006 (such sum, collectively with the extension of benefits is referred to hereinafter as the “Severance Payment”).

In the event of a Change of Control (as defined in the employment agreement), all previous stock option grants made to Ms. Sullivan shall immediately vest. If, following the Change of Control, we do not agree to allow Ms. Sullivan to remain in her current capacity for a one year period before either consummating a new contract, or the election by Ms. Sullivan to be paid the Severance Payment, then her employment shall be terminated and we shall pay Ms. Sullivan the Severance Payment.

Dr. David M. Goldenberg

Employment Agreement. Pursuant to the terms of his employment agreement as currently in effect, Dr. Goldenberg is entitled to receive incentive compensation equal to one-half of one percent (0.5%) on the first $75.0 million of all Annual Net Revenue (as defined therein) of Immunomedics, and one-quarter of one percent (0.25%) on all such Annual Net Revenue in excess thereof. Annual Net Revenue is defined to include the proceeds of certain dispositions of assets or interests therein, including royalties, certain equivalents thereof and, to the extent approved by the Board of Directors, non-royalty license fees. Dr. Goldenberg’s employment agreement was extended in 2001 for an additional five-year period, expiring on June 30, 2006.

Dr. Goldenberg is also entitled to receive Revenue Incentive Compensation during the period of his actual employment with our company, and for a period of three years thereafter, unless he unilaterally terminates his employment without cause or is terminated for cause. With respect to the period that Dr. Goldenberg is entitled to receive Revenue Incentive Compensation on any given products, it will be in lieu of any other percentage compensation based on sales or revenue due him with respect to such products under his employment agreement or the license agreement. With respect to any periods that Dr. Goldenberg is not receiving such Revenue Incentive Compensation, he is entitled to receive one-half of one percent (0.5%) on cumulative annual net sales of, royalties on, certain equivalents thereof, and, to the extent approved by the Board of Directors, other consideration received by Immunomedics for such products, up to a cumulative annual aggregate of $75,000,000, and one-quarter of one percent (0.25%) on any cumulative Annual Net Revenue in excess of $75,000,000. A $100,000 annual minimum payment must be paid in the aggregate against all Revenue Incentive Compensation and Royalty Payments and the License Agreement.

The terms of his employment agreement also provide that Dr. Goldenberg is entitled to receive a percent, not less than twenty percent (20%), as determined in good faith by the Board of Directors, of net consideration (including, without limitation, license fees) which Immunomedics receives in connection with any disposition by sale, license or otherwise, of any Undeveloped Assets (as defined therein) which are not budgeted as part of our strategic plan. Pursuant to this provision, Dr. Goldenberg received a 20% profit interest in the membership interests originally acquired by our company in connection with the formation of the IBC Pharmaceuticals joint venture with Beckman Coulter in March 1999. Dr. Goldenberg is also compensated by IBC Pharmaceuticals as discussed in greater detail below.

Dr. Goldenberg is not entitled to any incentive compensation with respect to any products, technologies or businesses acquired from third parties for a total consideration in excess of $5,000,000, unless we had made a material contribution to the invention or development of such products, technologies or businesses prior to the time of acquisition. Except as affected by a Change in Control (as defined therein) or otherwise approved by the Board of Directors. Dr. Goldenberg will also not be entitled to any Revenue Incentive Compensation or Incentive Payments other than the Annual Minimum Payment with respect to any time during the period of his employment (plus three years, unless employment is terminated by mutual agreement or by Dr. Goldenberg’s death or permanent disability) that he is not the direct or beneficial owner of shares of our voting stock with an aggregate market value of at least twenty times his defined annual cash compensation. Finally, it is a condition to his employment agreement that Dr. Goldenberg be permitted to continue his involvement with CMMI as discussed in greater detail elsewhere in this proxy.

Severance Agreement. In June 2002, the Board of Directors approved (with Dr. Goldenberg and Ms. Sullivan abstaining) a severance agreement for Dr. Goldenberg pursuant to which we are required, under certain circumstances upon his termination for any reason, including as a result of his disability or our change in control, to sell to Dr. Goldenberg’s family partnership a $10.0 million life insurance policy we have purchased insuring his life. In addition, if Dr. Goldenberg is terminated upon his disability or our change in control within six years of the date of the agreement, we will reimburse him for the total purchase price of the life insurance policy. If he is terminated for any other reason, whether voluntarily or involuntarily, we will reimburse him for 50% of the purchase price; so long he has remained employed by our company for three years after the agreement, plus an additional amount for each month of service in excess of three years.

Stock Option Plan

Certain of the outstanding option agreements issued under the 1992 Stock Option Plan and the 2002 Stock Option Plan provide for acceleration of the vesting of the options granted upon or in connection with a change in control. In the event of a change in control, each option granted to an optionee prior to June 12, 2002 shall immediately become vested and fully exercisable. Each option granted pursuant on or after June 12, 2002 shall immediately become vested and fully exercisable in the event of a change in control only if so specified in the optionee’s option agreement or otherwise approved by the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our affiliates, including members of our senior management and Board of Directors, as well as their respective family members and other affiliates, have relationships and agreements among themselves as well as with us and our affiliates, that create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman and Chief Strategic Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, and certain companies with which we do business, including the Center for Molecular Medicine and Immunology. In addition, our executive vice president, Dr. Ivan D. Horak, is married to one of our employees.

Dr. David M. Goldenberg

Dr. David M. Goldenberg was an original founder of our company over twenty years ago and continues to play a critical role in our business. He currently serves as Chairman of our Board of Directors and Chief Strategic Officer, and he is married to our President and Chief Executive Officer, Ms. Cynthia L. Sullivan. Dr. Goldenberg is a party to a number of agreements with our company involving not only his services, but also intellectual property owned by him. In addition, Dr. Goldenberg performs services for one of our subsidiaries, IBC Pharmaceuticals, Inc., as well as other businesses with which we are affiliated to varying degrees.

License Agreement. Pursuant to a License Agreement between our company and Dr. Goldenberg, certain patent applications owned by Dr. Goldenberg were licensed to us at the time of our formation in exchange for a royalty in the amount of 0.5% of the first $20,000,000 of annual net sales of all products covered by any of such patents and 0.25% of annual net sales of such products in excess of $20,000,000. Five of the licensed United States patents have since expired. In November 1993 the ownership rights of Immunomedics were extended as part of Dr. Goldenberg’s employment agreement, with Immunomedics agreeing to diligently pursue all ideas, discoveries, developments and products, into the entire medical field, which, at any time during his past or continuing employment by Immunomedics (but not when performing services for CMMI—see below), Dr. Goldenberg has made or conceived or hereafter makes or conceives, or the making or conception of which he has materially contributed to or hereafter contributes to, all as defined in his employment agreement.

Life Insurance. We have also agreed with Dr. Goldenberg to maintain in effect for his benefit a $2,000,000 whole life insurance policy. If Dr. Goldenberg retires from our company on or after his agreed retirement, or if his employment ends because of permanent disability, we must pay all then outstanding loans, if any, made under such policy, and assign such policy to Dr. Goldenberg in consideration of the services previously rendered by Dr. Goldenberg to our company. If the employment of Dr. Goldenberg ends for any other reason, except for cause, Dr. Goldenberg has the option to purchase such policy for a price mutually agreed upon by him and the Board of Directors, but not to exceed the cash value thereof less any outstanding policy loans, or he may purchase such policy at its full cash value, less any outstanding loans, with the purchase price to the paid out of the proceeds of the policy or any earlier payment or withdrawal of all or any portion of its net cash value. We also currently maintain $4,000,000 of key man life insurance on Dr. Goldenberg for our benefit.

Additionally, a trust created by Dr. Goldenberg purchased in 1991 a $10,000,000 whole life policy on his life. The policy provides funds that may be used to assist Dr. Goldenberg’s estate in settling estate tax obligations, and thus potentially reducing the number of shares of our common stock his estate may be required to sell over a short period of time to raise funds to satisfy such tax obligations. During what is estimated to be a 15-year period, we are obligated to pay $143,000 per year towards premiums, compared to an equivalent $250,000 commitment under the previous policies, in addition to amounts required to be paid by Dr. Goldenberg. We have an interest in this policy up to the cumulative amount of premium payments we have made which, through June 30, 2003, amounted to $1,980,200. If Dr. Goldenberg’s employment terminates, and the policy is not maintained, we would receive payment of only its invested cumulative premiums, up to the amount of cash surrender value in the policy.

Relationships with The Center for Molecular Medicine and Immunology

We have historically relied upon, to varying degrees, the Center for Molecular Medicine and Immunology, a not-for-profit specialized cancer research center, for the performance of certain basic research and patient evaluations, the results of which are made available to us pursuant to a collaborative research and license agreement. CMMI, which is funded primarily by grants from the National Cancer Institute, is located in Belleville, New Jersey. Dr. Goldenberg is the founder, current President and a member of the Board of Trustees of CMMI. Dr. Goldenberg’s employment agreement permits him to devote more of his time working for CMMI than for our company. Certain of our consultants have employment relationships with CMMI, and Dr. Hans Hansen, one of our employees and former executive officer, is a former adjunct member of CMMI. Despite these relationships, we believe CMMI is independent of Immunomedics, and CMMI’s management and fiscal operations are the responsibility of CMMI’s Board of Trustees.

We have reimbursed CMMI for expenses incurred on behalf of our company, including amounts incurred pursuant to research contracts, in the amount of approximately $90,000, $205,000 and $155,000 during the years ended June 30, 2003, 2002 and 2001, respectively. We also provide, at no cost to CMMI, laboratory materials and supplies, although the aggregate cost of these materials and supplies does not exceed $20,000 in any year. Any inventions made independently of us at CMMI are the property of CMMI.

During the fiscal years 2003 and 2002, our Board of Directors authorized grants to CMMI of $349,000 and $200,000, respectively, to support research and clinical work being performed at CMMI, such grants to be expended in a manner deemed appropriate by the Board of Trustees of CMMI. During fiscal year 2001, we also paid CMMI a license fee of $200,000.

IBC Pharmaceuticals

In March 1999, IBC Pharmaceuticals, LLC was formed as a joint venture between Immunomedics and Beckman Coulter to pursue the development of novel cancer radiotherapeutics using pre-targeting with bi-specific antibodies. Pursuant to the terms of his employment agreement, Dr. Goldenberg was an indirect, minority investor in the joint venture.

In May 2002, Immunomedics was able to acquire all of the Class A membership interests owned by Beckman Coulter in exchange for (i) 138,900 shares of Immunomedics common stock and (ii) a warrant to purchase an additional 150,000 shares of Immunomedics common stock at an exercise price of $65.00 per share, exercisable until the earlier of May 2007 or a change in control of Immunomedics. As a result of this acquisition, Immunomedics controlled, directly and indirectly, all of the Class A membership interests and a majority of all membership interests in IBC and determined to reorganize IBC into a Delaware “C” corporation under the Internal Revenue Code. Other holders of IBC membership interests approved the reorganization.

The IBC reorganization was completed in June 2002, when IBC Pharmaceuticals, LLC contributed all of its assets, and assigned all of its liabilities, to a newly formed Delaware corporation, IBC Pharmaceuticals, Inc., in exchange for shares of Series A Preferred Stock and Series B Preferred Stock. These shares of preferred stock were then distributed to the members. IMG Technology, LLC has been dissolved and IBC Pharmaceuticals, LLC is in the process of being dissolved. Dr. Goldenberg also contributed 34,725 shares of Immunomedics common stock to IBC Pharmaceuticals, Inc. In addition to these shares of Immunomedics common stock, at June 30, 2003, IBC Pharmaceuticals, Inc. held approximately $0.7 million in cash and marketable securities.

IBC has historically reimbursed us for all of the research activities we conducted on its behalf. For the fiscal years ended June 30, 2003, 2002 and 2001, we received reimbursements of $1,147,000, $634,000 and $418,000, respectively, from IBC with respect to these research activities.

As of June 30, 2003, the shares of IBC Pharmaceuticals, Inc. were held as follows:

Stockholder	Holdings	Percentage of Total
Immunomedics, Inc.	5,599,705 shares of Series A Preferred Stock	73.26%
Third Party Investors	643,701 shares of Series B Preferred Stock	8.42%
David M. Goldenberg Millennium Trust	1,399,926 shares of Series C Preferred Stock	18.32%

		100.00%

In fiscal 2003 Dr. Goldenberg received $55,000 in compensation for his services to IBC Pharmaceuticals.

At June 30, 2003, Dr. Goldenberg was one of three directors of IBC Pharmaceuticals, Inc. (the other two being independent directors), while Ms. Sullivan, Mr. Gorman and Ms. Phyllis Parker, our Secretary for many years, served as the acting President, Treasurer and Secretary, respectively.

STOCK PERFORMANCE GRAPH

The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during the period commencing on June 30, 1998 and ending June 30, 2003 (as measured by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period; by (b) our share price at the beginning of the measurement period) with the cumulative total return of the Nasdaq National Market and the Nasdaq Pharmaceutical Index. We have never paid any dividends on our common stock, and we do not include dividends in the representation of our performance. Our historical stock price performance on the graph below should not be relied upon as an indication of future price performance.

This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by our company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Information used on the graph was obtained from Center for Research in Security Prices at the University of Chicago, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is currently composed of two independent, non-employee directors. The Committee’s primary functions are to address Chief Executive Officer and senior executive talent development, retention, performance and succession planning, and to provide advice to, as well as, in certain circumstances, act on behalf of, the Immunomedics Board of Directors with respect to Immunomedics’ general and executive compensation and benefit practices. In particular, the Compensation Committee performs the following functions:

•	conducts an annual review of the Chief Executive Officer’s performance based on both objective and subjective criteria, such as performance of the business, accomplishment of long-term strategic objectives and management development;

•	reviews with the Chief Executive Officer Immunomedics’ organization concepts, the development and potential for promotion of the senior members of Immunomedics’ management and the availability of replacements for these management positions;

•	reviews the qualifications of the executive officers of Immunomedics and nominates executive officers for election by the full Board of Directors;

•	reviews and approves compensation policy and philosophy for Immunomedics to ensure that the compensation strategy supports organizational objectives and stockholder interests, and considers appropriate companies for comparative purposes;

•	determines the annual salary and other elements of total compensation of the Chief Executive Officer, and annually reviews the total compensation of all other executive officers;

•	administers Immunomedics’ equity incentive plans and the issuance of awards pursuant to those plans, including approving of all equity grants to executive officers, establishing equity grant guidelines and monitoring the availability of shares under those plans; and

•	approves and recommends to the full Board of Directors the adoption of, and any suggested material changes to: (a) any equity incentive plans; (b) any qualified or non-qualified employee pension, profit-sharing or retirement plans; and (c) any broad-based employee incentive compensation plans; and approves changes to these plans that do not require stockholder approval or do not involve material amounts of money or other consideration.

General Compensation Philosophy

Immunomedics’ compensation philosophy is based on the principles of competitive and fair compensation consistent with performance. The executive compensation program is designed to motivate and reward our senior management by aligning a substantial portion of their compensation with the achievement of Immunomedics’ strategic business goals as well as individual performance objectives.

To ensure that compensation is competitive, the Committee regularly compares Immunomedics compensation practices and levels with those of other leading companies in the biotechnology and biopharmaceutical industries with whom Immunomedics competes for executive talent. While in certain circumstances these companies are at a similar stage of development as Immunomedics, the Committee also looks at both smaller and larger companies to obtain a comprehensive view of the compensation practices with other high-value, rapidly developing biotech companies. In recent years, these have included such companies as Cell Therapeutics, Cubist, Ilex Oncology, Imclone Systems, Incyte, Protein Design Labs and Ribapharm. To a lesser extent, in recent years the Committee has also considered the compensation practices of more advanced, product-based biotech companies such as Amgen, Biogen, IDEC Pharmaceuticals, MedImmune and Millennium Pharmaceuticals. The Committee believes that, in light of the rapid growth in recent years of the Immunomedics pipeline of therapeutic and diagnostic product candidates, as well as the Company’s aggressive plans for future growth, this dual approach is the best means of ensuring that the Company is able to recruit and retain the employees it needs to achieve these ambitious goals.

Key Elements of Compensation

The major elements of Immunomedics’ compensation program are base salary, annual bonus and stock options.

Salary. Base salary levels are designed to recognize an individual’s ongoing contribution, to be commensurate with an individual’s experience and organization level and to be competitive with market benchmarks. Increases in annual salaries are based on demonstrated levels of competency in skill, effectiveness, and leadership, and by comparing how an individual has performed essential job requirements against what was envisioned with the job. Salary adjustments also are based on general market competitiveness. The Committee does not use a specific formula based on these criteria, but instead makes an evaluation of each executive officer’s contributions in light of all such criteria.

Bonus Program. Immunomedics’ executive officers, along with all other employees, are eligible to participate in a bonus program that is designed to promote the achievement of Immunomedics’ goals. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include advancement of the Company’s pipeline of both therapeutic as well as diagnostic product candidates, growth in the Company’s intellectual property portfolio, development of the Company’s manufacturing and operating capabilities, enhancements to the Company’s financial reporting systems and controls, and the successful negotiation of advantageous out-licensing as well as other collaborative agreements. Throughout fiscal 2003, the Compensation Committee did not utilize formalized mathematical formulas, nor did it assign weightings to these factors. The Compensation Committee, in its sole discretion, determined the amount, if any, of bonus payments to each executive.

Each executive officer has a target bonus opportunity that, in the case of Ms. Sullivan and Dr. Goldenberg is determined in accordance with their respective employment agreements, or is otherwise set by the Committee each year based on its review of total compensation at companies such as those identified above. For fiscal 2003, target bonus levels for Immunomedics’ executive officers ranged from 10%—50% of base salary, although actual bonus awards can range from zero to well above the target bonus level.

Stock Option Program. Substantially all employees are eligible to participate in Immunomedics’ stock option program. Our stock option program is designed to directly align the long-term financial interests of Immunomedics’ employees and its stockholders, to assist in the retention of employees by providing a meaningful ownership stake in Immunomedics and to encourage our employees to think and act like owners of the business. Immunomedics generally uses a four-year vesting period and a ten-year exercise period for all stock option grants to encourage key employees to continue their employment with us. The exercise price for all stock options granted in fiscal 2003 equaled the market value of the underlying shares on the dates of grant. Therefore, ultimately the stock options have value only if the value of the underlying shares increases.

Immunomedics typically grants stock options to new employees when they start employment and to continuing employees on an annual basis and upon promotions to positions of greater responsibility. Decisions about the size of annual stock option grants that may be made to continuing employees are made at the end of our fiscal year in June, and are generally intended to reflect the individual’s position with Immunomedics, the degree to which his or her contributions impacted our results in the past year, and the importance of his or her critical skills for Immunomedics’ future success.

Ms. Sullivan’s Fiscal 2003 Compensation

Ms. Sullivan is eligible to participate in the same executive compensation plans available to our senior executive officers.

In fiscal 2003, which began on July 1, 2002, Ms. Sullivan’s salary level was increased to $500,000, approximately 33% higher than her previous salary level, while her target bonus opportunity was decreased from

40% to 20% of her salary level. These changes were made as part of a general review of cash compensation levels and to bring Ms. Sullivan’s base salary and bonus target to a level that the Committee believed were competitive cash compensation levels for chief executive officers in the comparative peer group as described above. Ms. Sullivan’s salary level remained unchanged at $500,000 for fiscal 2004, which began on July 1, 2003. The Committee believed that in light of the increase in the prior year, no further increase was necessary at the time.

Ms. Sullivan was granted a bonus of $100,000, or 20% of her base salary, in June 2003 in consideration of her contributions to the Company during the fiscal year then ending. She had received a bonus of $150,000 during the prior fiscal year.

Ms. Sullivan received a grant of options to purchase 200,000 shares of common stock at a price of $7.62 per share in June 2003 in consideration of her achievements in the year ended June 30, 2003. She had been granted stock options to purchase 100,000 shares of Immunomedics’ common stock at a price of $6.05 per share in June 2002 in consideration of her performance in the year ended June 30, 2002.

The Committee believes that Ms. Sullivan’s fiscal 2003 total compensation was competitive, fair, and consistent with Immunomedics’ results for the year, and reflective of Immunomedics’ executive compensation philosophy.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes Immunomedics from taking a deduction for compensation in excess of $1.0 million paid to our named executive officers listed in the Summary Compensation Table which can be found elsewhere in this Proxy Statement. Certain income may be excluded from the limit. While it is our policy to qualify to the extent reasonable our executive officer compensation for deductibility under applicable tax law, the Compensation Committee has not adopted a blanket policy limiting executive compensation to fully tax-deductible amounts in every case, and non-deductible payments have been made in the past and may possibly occur again.

Immunomedics was able to fully deduct the compensation paid to its executive officers in fiscal 2003. If it appears likely that the application of Section 162(m) will affect the Company in the future, the Board of Directors and its relevant Committees will assess the practical effect on executive compensation and the Company, and determine what action, if any, is appropriate to exclude certain compensation from the limit while maintaining the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests, in each case without regard to deductibility. Accordingly, the Company may from time to time pay compensation to our executive officers that may not be deductible for tax purposes.

The Compensation Committee

Mr. Pivirotto, Chairman

Ms. Paetzold

AUDIT COMMITTEE REPORT

The Audit Committee’s primary function is to assist the Board of Directors in monitoring the integrity of Immunomedics’ financial statements, systems of internal control and the independence and performance of the independent auditor. In Fiscal 2003, the Board of Directors expanded the Committee’s responsibilities to include a review of compliance and risk management practices. In 2003, the Board of Directors further expanded the Committee’s responsibilities to include hiring the independent auditor, pre-approving any engagements of the independent auditor for non-audit services and review of Immunomedics’ ethics processes.

The Committee is currently composed of three of our non-employee directors. The Board of Directors and the Committee believe that the Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirements that:

•	all audit committee members are “independent directors” as that term is defined by NASD Rule 4200(a)(14);

•	all audit committee members are able to read and understand fundamental financial statements; and

•	at least one audit committee member is financially sophisticated.

The Committee has considered Release No. 33-8177 from the Securities and Exchange Commission, and the requirements concerning an “Audit Committee Financial Expert” that will apply to Immunomedics’ 2004 Proxy Statement. The Committee has determined that its Chairperson, Ms. Mary Paetzold, qualifies as an “Audit Committee Financial Expert” and also that she is independent from Immunomedics’ management under the new SEC standards.

The Committee operates under a written charter adopted by the Committee that reflects standards contained in the NASD rules. The Audit Committee reviews this charter annually.

We have reviewed and discussed with management and the independent auditors Immunomedics’ audited financial statements as of and for the year ended June 30, 2003.

In general, Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, requires the independent auditors to provide the Committee with additional information regarding the scope and results of the audit, including:

•	the independent auditors’ responsibilities under generally accepted auditing standards;

•	the independent auditors’ judgments about the quality of Immunomedics’ accounting principles;

•	the adoption of, or a change in, accounting policies;

•	sensitive accounting estimates;

•	accounting for significant unusual transactions and for controversial or emerging areas;

•	significant audit adjustments;

•	unadjusted audit differences considered to be immaterial;

•	other information in documents containing audited financial statements;

•	total fees for management consulting services and types of services rendered;

•	disagreements with management on financial accounting and reporting matters;

•	major issues discussed with management prior to retention;

•	consultation with other accountants;

•	difficulties encountered in performing the audit; and

•	material errors, fraud and illegal acts.

We have discussed with the independent auditors the matters required to be discussed by this Statement.

In general, Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, requires the independent auditors to communicate, at least annually, with the Committee regarding all relationships between the independent auditors and Immunomedics that, in the professional judgment of the independent auditors, may reasonably be thought to bear on their independence. We have received and reviewed the written disclosures and the letter from the independent auditors required by this Standard, and we have discussed with the independent auditors the independent auditors’ independence. When considering the auditors’ independence, we considered whether their provision of services to Immunomedics beyond those rendered in connection with their audit and review of Immunomedics’ consolidated financial statements was compatible with maintaining their independence and discussed with the auditors any relationships that may impact their objectivity and independence. We also reviewed, among other things, the amount of fees paid to the auditors for audit services in fiscal 2003. Information about the auditors’ fees for fiscal 2003 is listed below in this proxy statement under “Independent Auditors.” Based on these discussions and considerations, we are satisfied as to the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in Immunomedics’ Annual Report on Form 10-K for the year ended June 30, 2003. We have also selected Ernst & Young LLP as Immunomedics’ independent auditors for the fiscal year ending June 30, 2004.

The Audit Committee

Ms. Paetzold, Chairperson

Dr. Jaffe

Mr. Pivirotto

INDEPENDENT AUDITORS

The Audit Committee has selected, with the approval of the Board of Directors, the firm of Ernst & Young LLP as Immunomedics’ independent auditors for Fiscal 2004. Ernst & Young has served as our independent auditors since July 1, 2002.

Representatives of Ernst & Young are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Audit and Other Fees

These tables show fees for professional audit services rendered by Ernst & Young LLP and KPMG LLP for the audit of our annual financial statements for the fiscal years ended June 30, 2003 and June 30, 2002, and fees billed to us for other services rendered by Ernst & Young LLP and KPMG LLP during those periods:

	Ernst & Young LLP	KPMG LLP
	2003	2002
Audit Fees:(1)	$95,698	$99,500
Audit-Related Fees:	4,300	—
Tax Fees:(2)	—	61,445
All Other Fees:	—	—

Total	$99,998	$160,945

(1)	Audit fees include fees for audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attestation and consulting services regarding financial accounting and/or reporting standards.
(2)	Services provided in connection with our foreign subsidiary to maintain compliance with local and international tax laws and government regulations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of October 22, 2002, our Board of Directors terminated KPMG LLP as our independent accountants and approved the engagement of Ernst & Young LLP as our independent accountants for the fiscal year ending June 30, 2003. Consistent with the policy of our Board of Directors to consider a change in accounting firms from time to time, after ten years with KPMG the Audit Committee of our Board of Directors determined it was an appropriate time to make a change. Following a review of the available alternatives with our senior management, the Audit Committee resolved to recommend to the entire Board of Directors that we engage Ernst & Young. The Board of Directors then unanimously approved the recommendation.

The audit reports of KPMG on our consolidated financial statements as of and for the fiscal years ended June 30, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended June 30, 2002 and 2001, and the subsequent interim period through October 22, 2002, there were no disagreements between us and KPMG concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

We did not consult with Ernst & Young during our fiscal years ended June 30, 2002 and 2001 on the application of accounting principles to a specified transaction, the type of opinion that might be rendered on our financial statements, any accounting, auditing or financial reporting issue, or any item that was either the subject of a disagreement or a reportable event as defined in Item 304 of Regulation S-K.

We provided KPMG with a copy of the disclosures contained in the Form 8-K filed on October 25, 2002.

Appointment of Independent Auditor and Pre-Approval of Audit and Non-Audit Services

The Audit Committee charter requires approval of all audit services to be performed by our independent auditor. The Audit Committee’s charter gives the Audit Committee responsibility for hiring the independent auditor and requires pre-approval by the Committee of all non-audit services.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and our other equity securities. Executive officers, directors and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with other than a late filing by Dr. Goldenberg on Form 4 relating to the contribution of shares by him to our majority owned subsidiary, IBC Pharmaceuticals, Inc. in connection with the recapitalization thereof.

An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, executive officers and 10% shareholders who did not file a From 5 unless we have obtained a written statement that no filing is required. For fiscal 2003, we received written statements that no filings were required from each of our executive officers and directors, none of whom filed a Form 5.

Stockholder Proposals for Fiscal 2004 Annual Meeting

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2004, stockholder proposals must be received no later than June 29, 2004. If we do not receive notice of any matter to be considered for presentation at the Annual Meeting, although not included in the proxy statement, by September 12, 2004, management proxies may confer discretionary authority to vote on the matters presented at the Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act. All stockholder proposals should be marked for the attention of Corporate Secretary, Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950.

Householding of Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950, or e-mail Investor Relations at investor@immunomedics.com.

If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

On behalf of the Board of Directors,

PHYLLIS P. PARKER, Secretary

Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (other than the exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about us, is available on the Internet at www.sec.gov or www.immunomedics.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations, Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950.

ANNUAL MEETING OF STOCKHOLDERS OF

IMMUNOMEDICS, INC.

December 3, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

---------------------------------------------------------------------------------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR the election of all directors in Proposal 1 and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors in Proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN ☐ ☐ ☐
1. Proposal to elect the nominees listed below as the Directors of the Company. NOMINEES:	2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004.

☐FOR ALL NOMINEES o David M. Goldenberg o Cynthia L. Sullivan ☐WITHHOLD AUTHORITY o Morton Coleman	In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

☐ FOR ALL EXCEPT o Marvin E. Jaffe (See instructions below) o Mary E. Paetzold o Richard R. Pivirotto	If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes.

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

Please complete, sign, date and return the Proxy Card promptly in the enclosed, self-addressed, postage prepaid envelope.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

I/we plan to attend the 2003 Annual Meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMMUNOMEDICS, INC.

300 AMERICAN ROAD

MORRIS PLAINS, NEW JERSEY 07950

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 3, 2003

IMMUNOMEDICS, INC. BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 28, 2003 in connection with the 2003 Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, December 3, 2003 at the offices of Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950 and hereby appoints David M. Goldenberg and Cynthia L. Sullivan, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Immunomedics, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders, and at any adjournments or postponements of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of all Directors and FOR Proposal 2.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

IMMUNOMEDICS, INC.

December 3, 2003

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY

-OR-	ACCOUNT NUMBER

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.	CONTROL NUMBER

¯  Please detach along perforated line and mail in the envelope provided.  ¯

---------------------------------------------------------------------------------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR the election of all directors in Proposal 1 and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors in Proposal 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

FOR AGAINST ABSTAIN ☐ ☐ ☐
1. Proposal to elect the nominees listed below as the Directors of the Company. NOMINEES:	2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004.

☐FOR ALL NOMINEES o David M. Goldenberg o Cynthia L. Sullivan ☐WITHHOLD AUTHORITY o Morton Coleman	In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

☐ FOR ALL EXCEPT o Marvin E. Jaffe (See instructions below) o Mary E. Paetzold o Richard R. Pivirotto	If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes.

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

Please complete, sign, date and return the Proxy Card promptly in the enclosed, self-addressed, postage prepaid envelope.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

I/we plan to attend the 2003 Annual Meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

3